UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 13, 2015

Asterias Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55046	46-1047971

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Constitution Drive
Menlo Park, California 94025
(Address of principal executive offices)

(650) 433-2900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Executive Officer Compensation. On February 13, 2015, the Board of Directors (the "Board") of Asterias Biotherapeutics, Inc. (the "Company"), upon the recommendation of the Compensation Committee of the Board of Directors (the "Compensation Committee") authorized an increase in the annual salary for certain of the Company's named executive officers in the amounts set forth in the table below.

Employee	Current Annual Salary	Increase		New Annual Salary
Pedro Lichtinger	$400,000	$7,000	[1]	$407,000
Jane S. Lebkowski	$275,000	$5,500		$280,500
Katharine Spink	$250,000	$5,000		$255,000

1 Mr. Lichtinger's salary increase is pro rated based on a June 2014 hiring date.

The foregoing changes are effective retroactively as of January 1, 2015.

The Board also approved additional compensation for certain of its named executive officers, which included (i) bonus payments paid in the form of restricted stock units ("RSU's"), and (ii) options to purchase shares of the Company's Series A Common Stock, par value $0.0001 (the "Series A Shares"). The amount and nature of these grants is set forth in the table below.

Employee	2014 Bonus	Number of RSU’s Granted	Number of Options Granted
Pedro Lichtinger	$93,333	23,932	200,000
Robert W. Peabody	$15,000	3,846	50,000
Michael D. West	$15,000	3,846	20,000
Jane S. Lebkowski	$121,000	28,205	100,000
Katharine Spink	$110,000	31,025	100,000

The options and RSU's were granted under the Company’s 2013 Equity Incentive Plan. The options are subject to time-based vesting in equal monthly installments over a four-year period beginning on the one month anniversary from the date of the grant, provided that the recipient remains employed with the Company through the vesting dates. The options are exercisable at an exercise price of $3.90 per share. On the date of grant the fair market value of the Series A Shares was $3.85, based on the closing price of the Series A Shares on the NYSE MKT, LLC on the date of grant.

Each RSU represents a contingent right to receive one share of the Company's Series A Shares. The RSU's are subject to time-based vesting in four equal quarterly payments beginning on June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTERIAS BIOTHERAPEUTICS, INC.

Date: February 20, 2015	By:	/s/ Robert W. Peabody Chief Financial Officer